Exhibit 99.1

BOSTON, Oct. 10, 2012 /PRNewswire/ -- Yesterday, ArcLight Capital Partners, LLC ("ArcLight") closed on the previously announced acquisition of Blackwater Midstream Corp. ("Blackwater" or the "Company"), a company that specializes in the development and management of third party petroleum, chemical and agricultural bulk liquid storage terminals, with operations in Louisiana, Maryland and Georgia.

Michael Suder, Blackwater's Chief Executive Officer, said, "We are extremely pleased to have finalized our merger and join the ArcLight group of portfolio companies.  We are very fortunate to have their support which is going to allow us to continue to grow our company and expand on the successful business plan that we have executed over the last four years.  ArcLight's extensive knowledge of our industry and the resources that they will provide to Blackwater will be instrumental in allowing our seasoned management team to keep moving the company forward."

"We believe low, sustained natural gas prices and surging crude production will result in increased bulk storage needs to serve the domestic refining, petrochemical, chemical and agricultural industries.  Blackwater's exceptional management team is poised to take advantage of the growth in downstream liquid bulk storage opportunities," said Daniel Revers, Managing Partner & Co-Founder of ArcLight.

About Blackwater Midstream Corp.

Blackwater is an independent developer and operator of petroleum, chemical and agricultural bulk liquid terminal storage facilities. The Company has three terminal sites located in Westwego, Louisiana; Brunswick, Georgia; and Salisbury, Maryland. The Westwego facility consists of 900,000 barrels of storage capacity, the Brunswick facility has 221,000 barrels of capacity, and the Salisbury facility has 177,000 barrels of capacity. The Blackwater facilities are equipped to store a wide range of petroleum, chemical and agricultural products. For further information on Blackwater or its services, visit its website at www.blackwatermidstream.com.

About ArcLight Capital Partners, LLC

ArcLight is a leading energy focused investment firm, having invested over $9 billion of capital since its inception over a decade ago. ArcLight has successfully sourced, managed and realized investments through multiple energy industry cycles. The Firm's investment team has extensive energy expertise, investing experience, industry relationships, and specialized asset level value creation capabilities. ArcLight is headquartered in Boston, Massachusetts with offices in New York and Luxembourg. More information about ArcLight can be found at www.arclightcapital.com.

SOURCE ArcLight Capital Partners, LLC